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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

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                                    FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
            SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
             SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
               AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                                                   Commission File No. 000-22575
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                        CONCENTRIC NETWORK CORPORATION
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            (Exact name of Registrant as specified in its charter)


                             1400 Parkmoor Avenue
                            San Jose, CA 95126-3429
                                (408) 817-2800
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

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                   Common Stock, par value $0.001 per share
           (Title of each class of securities covered by this Form)

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                                     None
             (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

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     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [x]                      Rule 12h-3(b)(1)(ii) [_]
     Rule 12g-4(a)(1)(ii) [_]                      Rule 12h-3(b)(2)(i)  [_]
     Rule 12g-4(a)(2)(i)  [_]                      Rule 12h-3(b)(2)(ii) [_]
     Rule 12g-4(a)(2)(ii) [_]                      Rule 15d-6           [_]
     Rule 12h-3(b)(1)(i)  [_]

Approximate number of holders of record as of the certification or notice date:
None.
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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, Concentric Network Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    CONCENTRIC NETWORK CORPORATION

Date: June 21, 2000

                                    /s/ Michael F. Anthofer
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                                    Michael F. Anthofer
                                    Senior Vice President and Chief Financial
                                    Officer